COOPERATION AGREEMENT
by and among
PENSKE TRUCK LEASING CO., L.P.,
a Delaware limited partnership,
PENSKE TRUCK LEASING CORPORATION,
a Delaware corporation,
PENSKE AUTOMOTIVE GROUP, INC.,
a Delaware corporation,
PTL GP, LLC,
a Delaware limited liability company,
GE CAPITAL TRUCK LEASING HOLDING LLC,
a Delaware limited liability company,
GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE,
a Delaware corporation,
LOGISTICS HOLDING LLC,
a Delaware limited liability company,
and
MBK USA COMMERCIAL VEHICLES INC.,
a Delaware corporation

Dated as of July 27, 2016

COOPERATION AGREEMENT

THIS COOPERATION AGREEMENT (this “Agreement”), dated as of July 27, 2016, is among PENSKE TRUCK LEASING CO., L.P., a Delaware limited partnership (the “Partnership”), PENSKE TRUCK LEASING CORPORATION, a Delaware corporation (“PTLC”), PENSKE AUTOMOTIVE GROUP, INC., a Delaware corporation (“PAG”), PTL GP, LLC, a Delaware limited liability company (the “General Partner”, and together with PTLC, the “Penske Group”), GE CAPITAL TRUCK LEASING HOLDING LLC, a Delaware limited liability company (“GE Truck Leasing”), GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE, a Delaware corporation (“GECC of Tennessee”), LOGISTICS HOLDING LLC, a Delaware limited liability company (“Logistics”; and together with GE Truck Leasing, the “Sellers”), and MBK USA COMMERCIAL VEHICLES INC., a Delaware corporation (the “Mitsui Partner”).

WHEREAS, on the date hereof, Sellers and PAG are entering into that certain Agreement of Purchase and Sale (as amended, modified or supplemented from time to time, the “Purchase Agreement”) which provides for, among other things, the Sale of the Purchased Interests to PAG;

WHEREAS, under that certain Fifth Amended and Restated Partnership Agreement of the Partnership, dated as of March 18, 2015 as amended through the date hereof (and as may be further amended, modified or supplemented up to the time immediately prior to the Closing under the Purchase Agreement, the “Existing Partnership Agreement”), certain waivers and consents of the Partners are required in connection with the Transfer of the Purchased Interests to PAG;

WHEREAS, the cooperation and assistance of the Partnership will be required in order for the Sellers and PAG to carry out the provisions of the Purchase Agreement, including the determination of any post-Closing adjustments to the purchase price payable by PAG or the Sellers thereunder (as applicable); and

WHEREAS, the parties hereto desire to enter into this Agreement and the other agreements and documents referred to herein and in the Purchase Agreement, to implement the transactions and other agreements contemplated by the Purchase Agreement and the other Transaction Documents;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which, by each of the parties hereto, are hereby acknowledged, the parties hereto agree, intending to be legally bound, as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Certain Definitions. The following capitalized terms have the meanings set forth below:

“Advisory Committee” has the meaning assigned to such term in the Existing Partnership Agreement.

“A&R Partnership Agreement” means the Sixth Amended and Restated Partnership Agreement, dated as of the date hereof, entered into by and among the Penske Group, PAG, GECC of Tennessee and the Mitsui Partner, in connection with the consummation of the transactions contemplated by the Purchase Agreement.

“Sale” has the meaning assigned to such term in the Existing Partnership Agreement.

“Purchased Interests” means all of the 14.4% limited partnership interests in the Partnership held by the Sellers and to be sold to PAG pursuant to the Purchase Agreement.

“Transfer” has the meaning assigned to such term in the Existing Partnership Agreement.

(b) In addition to the terms herein defined, capitalized terms used but not defined herein have the meanings set forth in the Purchase Agreement.

Section 1.02. Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Subsidiaries. For preclusion of doubt, the Partnership and its Subsidiaries shall not be deemed to be Subsidiaries or Affiliates of any of (i) the Sellers or GE Capital Global Holdings, LLC (or any of their respective Subsidiaries), (ii) the Penske Group (or any of their respective Subsidiaries), (iii) the Mitsui Partner (or any of its Subsidiaries) or (iv) PAG (or any of its Subsidiaries), in each case, for purposes of this Agreement.

(b) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated herein and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(c) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d) Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(e) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(f) Including. The word “including” or any variation thereof means (unless otherwise specified) “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

ARTICLE II
CONSENTS, AGREEMENTS AND WAIVERS

Section 2.01. Consents, Approvals, Agreements and Waivers. Pursuant to the Existing Partnership Agreement and subject to the execution and delivery as of the date hereof by each of the Sellers and PAG of the Purchase Agreement, each of the Partners and, as applicable, the Partnership hereby (i) consents to and approves the Sale of the Purchased Interests to PAG under and pursuant to the Purchase Agreement, (ii) agrees that it shall not exercise, and hereby waives, any and all rights under the Existing Partnership Agreement with respect to any Transfer of the Purchased Interests held by the Sellers to PAG, including pursuant to “rights of first offer” or “rights of first refusal” as a result of the consummation of the transactions contemplated by the Purchase Agreement, and (iii) agrees, effective immediately after giving effect to the consummation of the transactions contemplated by the Purchase Agreement and the delivery by PAG of the Assignment Agreement to the General Partner, to execute and deliver the A&R Partnership Agreement.

(b) The consents, approvals, agreements and waivers set forth in Section 2.01(a) above are limited solely to the transactions occurring in connection with the consummation of and as contemplated by the Purchase Agreement and the other Transaction Documents and not to any subsequent or unrelated Transfer of Partnership Interests to PAG.

(c) Each of the Partners and the Partnership hereby acknowledges and agrees that no other consent, approval, agreement or waiver is required from any of the Partners or the Partnership or the Advisory Committee under the terms of the Existing Partnership Agreement for the Sale of the Purchased Interests to PAG under the Purchase Agreement. Notwithstanding the foregoing, to the extent that any consent, approval, agreement or waiver is so required, the same is hereby irrevocably waived by each of the Partners and the Partnership.

(d) Each of the Partners and the Partnership hereby acknowledges and agrees that each of the other parties hereto has been furnished with true, correct and complete copies of the Purchase Agreement and the other Transaction Documents. Each of the Partners and the Partnership hereby agrees that, except as otherwise consented to in writing by each of the other parties hereto, neither it nor any of its Affiliates is a party to any binding agreement relating to the transactions contemplated by the Purchase Agreement or the Transaction Documents, other than the Purchase Agreement and the Transaction Documents.

Section 2.02. Determination of Purchase Price under Purchase Agreement.

(a) From and after the date hereof the Partnership shall concurrently provide to the Sellers and PAG all such information as shall be reasonably requested by the Sellers or PAG in connection with the calculation and determination of the Final Purchase Price under the Purchase Agreement and shall, upon reasonable advance notice, provide the Sellers and PAG with reasonable access during normal business hours to the offices, properties, personnel, books, commitments, contracts and records of the Partnership or any of its Subsidiaries and shall instruct its Representatives to cooperate with the Sellers’ and PAG’s Representatives as reasonably necessary in order for the Sellers and PAG to have the opportunity to make such calculation and determination of the Final Purchase Price. In connection with the foregoing, (x) the Partnership has delivered to PAG and the Sellers (1) audited financial statements of the Partnership for the fiscal years ended December 31, 2015 and December 31, 2014, and draft unaudited quarterly financial statements of the Partnership for the quarter ended June 30, 2016, in each case prepared in compliance with GAAP (collectively, the “PTL Financial Statements”) and (2) a draft statement setting forth the Net Income for each calendar month of 2016 ending prior to the Closing Date, and, (y) the Partnership shall use commercially reasonable efforts to deliver to PAG and the Sellers, as soon as practicable after the Closing Date, a statement setting forth the actual Partnership Net Income Amount and supporting schedules, working papers and all other relevant details to enable a review of such actual Partnership Net Income Amount by the Sellers and PAG.

(b) In addition, PAG, on the one hand, and the Sellers, on the other hand, shall cooperate fully with each other in obtaining any information in the Partnership’s possession that is reasonably necessary in connection with preparing or reviewing the Purchase Price Statements.

(c) After the Closing, each of PTLC, the General Partner and the Partnership shall cooperate and assist (at the cost and expense of the Sellers and PAG) each of the Sellers and PAG in connection with the resolution of any disagreement among the Sellers, on the one hand, and PAG, on the other hand, (i) with respect to the matters reflected in any Dispute Notice, including in connection with the resolution of any disputes with respect thereto under Section 2.4 of the Purchase Agreement (which cooperation and assistance shall include compliance with the reasonable requests of the Sellers and PAG in preparing any written presentations to the Independent Accounting Firm in accordance with Section 2.4 of the Purchase Agreement), and (ii) with respect to Actions or Proceedings between the Sellers and the Buyer initiated in accordance with Section 8.9 of the Purchase Agreement.

Section 2.03. Filing Fees. The filing fees associated with the filings that were made by the Mitsui Partner with Conselho Administrativo de Defesa Econômica (CADE) submitted in June 2016 relating to a prior contemplated transaction that was never consummated shall be borne one half by PAG or its affiliates, one quarter by the Sellers, and one quarter by the Mitsui Partner.

Section 2.04. Partnership Distributions and Allocations.

(a) The Partnership hereby agrees that all distributions to be made after the Closing Date in respect of the Purchased Interests for any Subject Year (including any Subject Year prior to the Closing Date) shall be made to PAG in accordance with the terms of the A&R Partnership Agreement.

(b) The Partnership hereby agrees to allocate items of income, gain, deduction, loss and credit of the Partnership with respect to the Purchased Interests between the Sellers, on the one hand, and PAG, on the other hand, in accordance with an interim closing of the books of the Partnership as of the end of the day preceding the Closing Date and to determine such items based on closing of the books at the end of such month of Closing and allocate to the Sellers such items based on a fraction, the numerator of which is the number of calendar days of such month of Closing that are included in the Interim Period and the denominator of which is the total number of calendar days in such month of Closing, and to allocate to PAG the remainder.

Section 2.05. Further Assurances. Each of the Partners agree to take such additional actions (and to cause their designees to the Advisory Committee, as applicable, to consent to the taking of such actions) as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement with respect to the Purchased Interests Sold at the Closing to PAG pursuant to the Purchase Agreement and the Transaction Documents.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each of (i) the Penske Group, (ii) the Sellers, (iii) the Mitsui Partner, (iv) PAG and (v) the Partnership, severally and not jointly, represents and warrants to the other parties hereto that:

Section 3.01. Organization and Good Standing. It is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation or organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business.

Section 3.02. Authorization of Agreement. It has full organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Its execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action on behalf of it. This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery by the other parties hereto and thereto), this Agreement constitutes the legal, valid and binding obligation of it, enforceable against it in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

Section 3.03. Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by it of this Agreement, the consummation by it of the transactions contemplated hereby or the compliance by it with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the charter or other organizational documents of it, (ii) any material contract or agreement to which it is a party or by which it or its properties or assets are bound, (iii) any Order applicable to it or by which any of its properties or assets are bound or (iv) any applicable Law.

(b) No consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Government Authority is required on the part of it in connection with the execution and delivery of this Agreement, the compliance by it with any of the provisions hereof, or the consummation of the transactions contemplated hereby, other than such consents, waivers, approvals, Orders or authorizations the failure to obtain which has not had, or would not reasonably be expected to have, a material adverse effect upon its ability to consummate the transactions contemplated by this Agreement.

Section 3.04. Litigation. There are no Actions or Proceedings pending or, to the knowledge of it, threatened against it, or to which it is otherwise a party before any Government Authority, which, has had or, if adversely determined, would reasonably be expected to have, a material adverse effect on the ability of it to perform its obligations under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to the other parties hereto that:

Section 4.01. Operation of the Partnership in the Ordinary Couse of Business. For the period beginning on January 1, 2016 and ending on the date of this Agreement, the Partnership has been operated only in the ordinary course of its business, consistent with past practice.

Section 4.02. Financial Statements of the Partnership. Each of the Partners has previously received true, correct and complete copies of the unaudited consolidated financial statements of the Partnership as of March 31, 2016, and the draft unaudited consolidated financial statements of the Partnership as of June 30, 2016 for the respective periods set forth therein (including, in each case, any notes and schedules thereto) (the “Interim Financial Statements”). The Interim Financial Statements were prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods, and fairly present, in all material respects in accordance with GAAP, the results of operations and financial position of the Partnership (subject to normal year-end audit adjustments).

ARTICLE V
[RESERVED]
ARTICLE VI
MISCELLANEOUS

Section 6.01. Expenses. Each of the parties hereto shall pay its own fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that all out-of-pocket expenses paid by the Partnership or the General Partner to satisfy the requirements of the Partnership or the General Partner with respect to the Sale of the Purchased Interests, including the admission of PAG as substitute Limited Partner with respect to the Purchased Interests, shall be allocated equally between and paid by PAG and the Sellers.

Section 6.02. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given and received when delivered in person, when delivered by e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 6.02 or by facsimile transmission), or one day after duly sent by overnight courier, addressed as follows (or at such other address for a party as shall be specified by like notice):

(A) if to the Partnership, to:

Penske Truck Leasing Co., L.P.
2675 Morgantown Road
Reading, Pennsylvania 19607
Attention: Senior Vice President — General Counsel
Facsimile: 610-775-6330
Email: david.battisti@penske.com

with a copy to:

Penske Truck Leasing Co., L.P.
2675 Morgantown Road
Reading, Pennsylvania 19607
Attention: Senior Vice President — Finance
Facsimile: 610-775-5064
Email: frank.cocuzza@penske.com

(B) if to the Mitsui Partner, to:

c/o Mitsui & Co., Ltd.

Nippon Life Marunouchi Garden Tower

1-3, Marunouchi 1-chome, Chiyoda-ku,

Tokyo, Japan

Attention: Masashi Yamanaka

General Manager

Second Motor Vehicles Div.

Facsimile: +81 3-3285-9005

Email: M.Yamanaka@mitsui.com

with a copy to:

Debevoise & Plimpton

919 Third Avenue

New York, NY 10022

Attention: Ezra Borut

Facsimile: 212-909-6836

Email: eborut@debevoise.com

(C) if to any of the Sellers, to:

GE Capital Truck Leasing Holding LLC
Logistics Holding LLC
General Electric Credit Corporation of Tennessee
c/o GE Capital US Holdings, Inc.
901 Main Avenue, 6th Floor Norwalk, CT 06851 Attention: Facsimile:	Mark Landis, Executive Counsel – Mergers & Acquisitions (203) 286-2181

Email: mark.landis@ge.com

with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Facsimile:	Jon-Paul Bernard (212) 310-8284

Email: jon-paul.bernard@weil.com

(D) if to PTLC, to:

Penske Truck Leasing Corporation
2675 Morgantown Road
Reading, Pennsylvania 19607
Attention: Senior Vice President — General Counsel
Facsimile: 610-775-6330
Email: david.battisti@penske.com

with a copy to:

Penske Truck Leasing Corporation
2675 Morgantown Road
Reading, Pennsylvania 19607
Attention: Senior Vice President — Finance
Facsimile: 610-775-5064
Email: frank.cocuzza@penske.com

and a copy to

Penske Corporation
2555 Telegraph Road
Bloomfield Hills, MI 48302
Attention: Executive Vice President and General Counsel
Facsimile: 248-648-2135
Email: larry.bluth@penskecorp.com

(E) if to the General Partner, to

c/o PTL GP, LLC
2675 Morgantown Road
Reading, Pennsylvania 19607
Attention: Senior Vice President — General Counsel
Facsimile: 610-775-6330
Email: david.battisti@penske.com

with a copy to:

c/o PTL GP, LLC
2675 Morgantown Road
Reading, Pennsylvania 19607
Attention: Senior Vice President — Finance
Facsimile: 610-775-5064
Email: frank.cocuzza@penske.com

and a copy to

Penske Corporation
2555 Telegraph Road
Bloomfield Hills, MI 48302
Attention: Executive Vice President and General Counsel
Facsimile: 248-648-2135
Email: larry.bluth@penskecorp.com

(F) if to PAG, to:

Penske Automotive Group, Inc.
2555 Telegraph Road
Bloomfield Hills, Michigan 48302
Attention: General Counsel
Facsimile: 248-648-2515
Email: sspradlin@penskeautomotive.com

with a copy to:

Penske Automotive Group, Inc.
2555 Telegraph Road
Bloomfield Hills, Michigan 48302
Attention: Chief Financial Officer
Facsimile: 248-648-2515
E-mail Address: jcarlson@penskeautomotive.com

Section 6.03. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (whether in contract or in tort) without giving effect to the principles of conflicts of law thereof, other than Section 5-1401 of the General Obligations Law thereunder. The parties hereto agree that any action, suit, proceeding or arbitration of any nature, in law or equity (collectively, “Actions or Proceedings”), seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such Action or Proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action or Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action or Proceeding in any such court or that any such Action or Proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such Action or Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, the parties hereto agree that service of process on such party as provided in Section 6.02 shall be deemed effective service of process on such party.

Section 6.04. No Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party hereto without the prior written consent of each of the other parties and any attempt to do so shall be void, except for assignments and transfers by operation of law. This Agreement shall be binding upon, inure to the benefit of, and may be enforced by, each of the parties to this Agreement and its permitted successors and permitted assigns.

Section 6.05. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

Section 6.06. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 6.07. Amendments, Supplements. This Agreement may be amended, supplemented or otherwise modified only by a writing signed by each of the parties hereto specifically referring to this Agreement. No term of this Agreement, nor performance thereof or compliance therewith, may be waived except by a writing signed by all of the parties charged with giving such waiver.

Section 6.08. Headings and Captions. The headings and captions in this Agreement are for reference purposes only and shall not affect the construction or interpretation of any provision of this Agreement.

Section 6.09. Negotiated Agreement. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to the construction or interpretation hereof.

Section 6.10. Confidentiality. Except (i) as required or expressly permitted by this Agreement, (ii) as may be necessary in order to give the notices to obtain any prior regulatory approval or the Approvals, (iii) as necessary to consult with attorneys, accountants, employees, or other advisors retained in connection with the transactions contemplated hereby, or under the Purchase Agreement, (iv) as required by court order or otherwise mandated by law (including in connection with any party hereto providing any access to regulators having supervisory authority over such party), or (v) in connection with legally required disclosure documents prepared by any party hereto or any Affiliate thereof, no party shall issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning (x) this Agreement or the Purchase Agreement, (y) the transactions contemplated hereby or thereby or (z) any information or materials concerning or relating to the Partnership without the prior consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed). Even in cases where such prior consent is not required, each party shall, to the extent legally permissible, promptly notify the other parties of such release by it in advance in order to provide a reasonable opportunity to the other parties to prepare a corresponding or other similar release or other action on a timely basis.

Section 6.11. Entire Agreement. This Agreement, together with the Purchase Agreement and the other Transaction Documents, supersedes any other agreement, whether written or oral, that may have been made or entered into by the parties hereto relating to the matters contemplated hereby and constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 6.12. Specific Performance. Each of the parties hereto hereby acknowledges and agrees that any breach of any provision of this Agreement by any other party hereto may result in irreparable harm to the other parties hereto and that money damages would not be a sufficient remedy for any such breach. In the event of any such breach by any party hereto, each party agrees that any and all of other parties hereto shall have the right, in addition to any other rights they may have (whether at law or in equity), to seek specific performance and injunctive or other equitable relief as a remedy for any such breach of this Agreement, and each of the parties hereby waives any requirement for the posting of any bond or other security in connection therewith.

Section 6.13. No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

PENSKE TRUCK LEASING CO., L.P.	PENSKE TRUCK LEASING CORPORATION
By: PTL GP, LLC, its sole general partner By:/s/ David J. Battisti Name: David J. Battisti Title: Senior Vice President and General Counsel	By: /s/ Walter P. Czarnecki — Name: Walter P. Czarnecki Title: Vice President
PENSKE AUTOMOTIVE GROUP, INC. By: /s/ J.D. Carlson	PTL GP, LLC By:/s/ David J. Battisti

Name: J.D. Carlson Title: EVP and CFO	Name: David J. Battisti Title: Senior Vice President and General Counsel
GE CAPITAL TRUCK LEASING HOLDING LLC By: /s/ Trevor Schauenberg Name: Trevor Schauenberg Title: President	GENERAL ELECTRIC CREDIT CORPORATION OF TENNESSEE By: /s/ Trevor Schauenberg — Name: Trevor Schauenberg Title: Vice President
LOGISTICS HOLDING LLC By: /s/ Trevor Schauenberg	MBK USA COMMERCIAL VEHICLES INC. By: /s/ Rui Nakatani

Name: Trevor Schauenberg Title: President	Name: Rui Nakatani Title: Chief Executive Officer